EXHIBIT 23.1





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 333-65974, 333-41454, 33-50922, 33-61532, 33-66482, 33-80726, and 333-33485 of
Saucony, Inc. on Form S-8 of our report dated February 13, 2003 (March 11, 2003 as to Note 22), relating to the consolidated financial statements of the Company as of and for the year ended January 3, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the year ended January 3, 2003 in the method of accounting for goodwill and intangible assets and to the application of procedures relating to certain disclosures of financial statement amounts related to the January 4, 2002 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of the Company for the year ended January 3, 2003.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 1, 2003